Exhibit 99.1
Company Contact:
Richard Stern, President & CEO
856-414-9100

Investor Contact:
Porter, LeVay & Rose, Inc.
Linda Decker, Vice President
212-564-4700

ACCESS TO MONEY'S ADJUSTED EBITDA FOR 2009 INCREASES 70.9%
YEAR-OVER-YEAR

–Financial Results include Dramatic Improvements in Gross Profit Margins,
Gross Profits, Cash Flow and Reduced Expenses–

–Improvements in Operational Management
and Efficiencies Demonstrate Strength of Business Model–

CHERRY HILL, NJ, March 22, 2010 – Access to Money, Inc. (OTC BB: AEMI), one of the largest providers and non-bank operators of ATMs in the United States, reports a significant increase in Adjusted EBITDA, as defined below, select financial results and other operational metrics for the fourth quarter and full year ended December 31, 2009.

Highlights for the Fourth Quarter 2009

•	Adjusted EBITDA improved by 30.8% to $1.7 million from $1.3 million in the fourth quarter of 2008

•	Gross profit increased 14.0% to $3.7 million from $3.2 million during the fourth quarter of 2008

•	Gross profit margins improved 600 basis points to 53.6% compared to 47.6% during the fourth quarter 2008

•	Cost of sales decreased 10.3% to $3.2 million from $3.5 million in the fourth quarter of 2008

•	Transaction-based sales decreased 3.0% to $19.8 million in the current quarter compared to $20.4 million in the fourth quarter of 2008 due to the selective removal of non-profitable ATMs

•	Average gross sale per withdrawal increased to $2.45 from $2.38 in the fourth quarter of 2008 as a result of merchants increasing surcharge fees rates on ATMs

•	Average commission per withdrawal transaction remained constant at $1.71

•	Average net sale per withdrawal increased 121.2% to $0.74 compared to $0.66 during the fourth quarter of 2008

•	Average number of transacting machines was 11,071 compared to 11,676 in the fourth quarter of 2008 due to the elimination of underperforming machines

Highlights for the Full Year 2009

•	Adjusted EBITDA improved 70.9% to $6.1 million from $3.6 million in 2008

•	Gross profit increased 12.0% to $14.8 million from $13.2 million in 2008

•	Gross profit margins increased approximately 880 basis points to 50.3% compared to 41.5% in 2008

•	Cost of sales decreased 21.6% to $14.6 million compared to $18.6 million in 2008

•	Transaction-based sales improved 3.7% to $84.3 million from $81.2 million in 2008

•	Average gross sale per withdrawal improved to $2.43 from $2.36 in 2008 as a result of merchants increasing surcharge fees rates on ATMs

•	Average net sale per withdrawal remained relatively constant at $0.70 compared to $0.71 in 2008

•	Average commission per withdrawal transaction increased to $1.73 from $1.65 in 2008 due to a larger percentage of merchant-owned machines to the total number of transacting machines

•	Average number of transacting machines increased 3.8% to 11,265 in 2009 compared to 10,857 in 2008 primarily due to the acquisition of LJR Consulting

Management Discussion

Richard Stern, President and CEO of Access to Money, said, "2009’s financial results were extremely gratifying to us.  Our significant improvement in Adjusted EBITDA was a direct result of the restructuring and rebranding that we implemented in mid-2008.  We will continue to review all aspects of our business in order to further improve our results in the coming year."

"Some of the significant events during the year that we believe will provide lasting benefits include our exclusive distribution agreement with the Select-A-Branch ATM Network.  Through this program, we can provide a surcharge-free experience for customers of many different financial institutions while still deriving a revenue stream from the ATM.  We began deploying these machines with some of our largest customers during the third quarter of 2009 and we have already seen positive results in the way of significant increases in transactions.  We look forward to expanding this roll out and expect to reap further benefits as we bring this program to additional customers," he added.

"Another significant win for us was the agreement we signed with Dunkin’ Donuts.  We started to deploy machines in December 2009, and it has been well-received by the franchisees.  The opportunity with Dunkin' Donuts is enormous and we are excited about the potential.  We look forward to growing this relationship and adding new sites in 2010."

He continued, "We are also encouraged by our student loan business.  We have been actively processing student loan applications for our credit union customers throughout the latter part of 2009.  While we rolled this program out during the end of the peak 2009 lending season, we are optimistic about the upcoming year as students begin to receive college acceptances for the Fall 2010 semester.  In addition, the student loan business has proven to be a beneficial lead generator for our ATM business.  We were successful in winning a bid to place 10 ATMs on the campus of The University of California at Berkeley through a partnership with our student loan lending partner."

He added, “In February 2010, we became aware that one of the industry's armored car vendors had to discontinue its operations as a result of illegal activities by the owner.  As a result, we have discontinued doing business with this vendor, which supplied cash to 365 of our ATMs, and have transitioned the cash replenishment of the ATMs to a new armored car carrier.  Although there was not a material loss directly attributable to the service provider's illegal activities, we are evaluating the impact this event could have on our 2010 first quarter and full year financial results."

Mr. Stern concluded, "Over the past 18 months we have implemented a number of programs and initiatives that have contributed to our reporting improved results.  We are committed to continuing this effort as we look to increase the depth and breadth of our customer base by opening new sales channels and providing enhanced financial services to our clients.  These programs and initiatives, we believe, will position us for a solid future."

2009 Fourth Quarter Financial Results

For the quarter ended December 31, 2009, net sales were $6.8 million compared with $6.8 million in the fourth quarter of 2008.  Transaction-based sales for the quarter were $19.8 million compared to $20.4 million in the 2008 fourth quarter.

Commissions for the quarter decreased approximately $900,000 or 6.0% to $13.8 million compared to $14.7 million in the fourth quarter of 2008 as a result of fewer transactions.

Cost of sales decreased to $3.2 million in the current fourth quarter from $3.5 million in the fourth quarter 2008.

Total Selling, general and administrative expense was $2.5 million for the current fourth quarter compared to $22.7 million in the fourth quarter of 2008.  Excluding a goodwill impairment charge of $19.8 million in the fourth quarter of 2008, SG&A would have been $2.9 million in the fourth quarter of 2008.  The decrease in SG&A after excluding the impairment charge was approximately $400,000 or 13.8%, a significant portion of which was attributed to the reversal of accrued incentive compensation.

Operating income for the fourth quarter 2009 was $1.2 million compared to an operating loss of $19.5 million in the fourth quarter 2008.  Excluding the aforementioned impairment charge, operating income for the fourth quarter of 2008 would have been $270,000.  The increase in operating income excluding the impairment charge was $900,000 or 335.0%.

Net loss for the fourth quarter 2009 was $165,000, or $(0.01) per basic and diluted share, compared with a net loss of $20.9 million, or $(0.97) per basic and diluted share in 2008.  Excluding the aforementioned impairment charge and a $600,000 loss related to the early extinguishment of debt, the net loss for the fourth quarter 2008 would have been $500,000, or $(0.02) per basic and diluted share in comparison to 2009 which was adjusted for the impact of change in warrant value.

2009 Full Year Financial Results

Due to the acquisition of LJR Consulting Corp. occurring after the first quarter of 2008, the Company’s operating results for full year 2009 are not directly comparable to the results for 2008.

For the year ended December 31, 2009, net sales were $29.4 million compared to $31.9 million in 2008.  Transaction-based sales were $84.3 million compared to $81.2 million in 2008.  The increase in transaction-based sales was primarily the result of increased transaction volume associated with the acquisition of LJR Consulting.

Commission payments to merchants for 2009 were $59.9 million compared with $56.7 million in 2008.  The increase in commissions for the year was the result of a larger percentage of merchant-owned machines to the total number of transacting machines and larger amount of commissions paid to merchants due to higher surcharge fees.

Cost of sales decreased 21.6% to $14.6 million or to 49.7% of net sales from $18.7 million, or 58.5% of net sales in 2008.  The reduction in costs was principally due to decreases in cost of vault cash resulting from a change in providers, as well as reduced processing fees and telecommunications costs resulting from renegotiated contracts.

Total Selling, general and administrative expense, excluding a $19.8 million impairment charge and a $1.5 million charge for share-based compensation expense in 2008 associated with the acquisition of LJR Consulting Corp., decreased by $1.7 million or 13.8% to $10.8 million in 2009 from $12.5 million in 2008.  Total SG&A as a percentage of sales improved to 36.7% in 2009 from 39.3% in 2008, excluding the adjustments noted above.

Operating income for 2009 was $4.0 million compared with an operating loss of $20.6 million in 2008.  After the adjustment for the aforementioned goodwill impairment charge in 2008, operating income increased by $4.8 million or 394.0%.

Net loss for the year was $6.6 million, or $(0.30) per share, compared with a net loss of $26.1 million or $(1.29) per share in 2008.  Net loss for 2009 included a $5.0 million non-cash charge associated with the revaluation of our outstanding warrants.  Excluding a $19.8 million goodwill impairment charge, a $1.5 million charge for accelerated non-cash share-based compensation, a $1.5 million charge for a loss on debt redemption related to the acquisition of LJR Consulting in 2008, and the $5.0 million non-cash charge in 2009 for the loss on warrant value, the 2009 net loss decreased by $1.9 million, or 57.8%, to $1.4 million in 2009 compared to $3.3 million in 2008 (see reconciliation of GAAP to Non-GAAP net loss table below).

Use of Non-GAAP Measures

This earnings release includes financial information in accordance with U.S. generally accepted accounting principles ("GAAP"), as well as non-GAAP financial measures for the three months and full year ended December 31, 2009.

To supplement its condensed consolidated financial statements presented in accordance with GAAP, the Company uses the following non-GAAP financial measures:  non-GAAP net loss, non-GAAP loss per basic and diluted shares, and Adjusted EBITDA.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.  In addition, the non-GAAP financial measures included in this press release may be different from, and, therefore, not comparable to, similar measures used by other companies.  The non-GAAP measure of Adjusted EBITDA removes the impact of its capital structure (interest expense), fair value adjustment of warrants, asset base (amortization and depreciation), share-based compensation expenses, taxes, and certain non-recurring expenses from its results of operations.

Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding certain expenses and expenditures that may not be indicative of its core business operating results.  It believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance and its competitors’ operating results.  Management believes that these non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

The tables below present a reconciliation of the non-GAAP net loss, loss per basic and diluted share amounts, and adjusted EBITDA to the GAAP net loss and loss per basic and diluted share amounts, the most directly comparable GAAP measures for the three months and full year ended December 31, 2009.

About Access to Money, Inc.
Access to Money, Inc. is one of the largest providers and non-bank operators of ATMs in the United States.  With more than 11,000 terminals under contract, its customers range from national specialty stores, retailers and credit unions to individual convenience stores, and are located throughout all 50 states.  Access to Money also provides student loan outsourcing services to university credit unions throughout the United States.

FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  All statements other than statements of historical facts included herein, including without limitation, statements regarding our future financial position, business strategy, budgets, projected sales, projected costs and plans and objective of management for future operations, are forward-looking statements.  In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expects," "intends," "plans," "projects," "estimates," "anticipates," or "believes" or the negative thereof or any variation there on or similar terminology or expressions.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: a decline in ATM transaction volume or fees, changes in technology standards, regulatory changes, increases in interest rates, the inability to obtain cash for our ATMs, market acceptance of our student loan processing services, demand for student loans, availability of credit, changes in regulations regarding student loans and financial institutions, and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission and other filings with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release.  All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing.  We assume no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations, or otherwise or to reflect events or circumstances after the date hereof.

Access to Money, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008

Assets
Current assets:
Cash	$5,770	$4,535
Restricted cash	800	2,012
Accounts receivable, net	2,494	2,998
Leases receivable, net	109	176
Inventories	767	505
Prepaid expenses and other	289	308
Deferred financing costs	259	259
Total current assets	10,488	10,793

Property and equipment, net	3,220	2,815
Non-current leases receivable, net	-	786
Intangible assets, net	1,711	2,120
Goodwill	10,559	10,657
Deferred financing costs, long term	78	337
Other assets	319	593
Total assets	$26,375	$28,101

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$5,639	$6,851
Accrued expenses	5,691	5,369
Term loans	1,092	2,067
Total current liabilities	12,422	14,287

Long term liabilities:
Term loans and other debt	18,406	17,032
Warrants	6,747	-
Total liabilities	37,575	31,319

Shareholders’ deficit:
Common stock	135,981	145,938
Additional paid-in capital	63	63
Accumulated deficit	(147,154)	(149,219)
Total shareholders’ deficit	(11,200)	(3,218)

Total liabilities and shareholders’ deficit	$26,375	$28,101

Access to Money, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended December 31, (Unaudited)		Twelve months ended December 31,
	2009	2008	2009	2008

Sales	$20,654	$21,455	$89,348	$88,613
Commission	13,817	14,703	59,926	56,744
Net sales	6,837	6,752	29,422	31,869

Cost of sales:
Cost of vault cash	469	732	1,931	3,762
Other	2,705	2,807	12,682	14,884
Total cost of sales	3,174	3,539	14,613	18,646

Gross profit	3,663	3,213	14,809	13,223

Selling, general and administrative expense	2,445	2,926	10,665	12,390
Share-based compensation expense	42	16	138	1,644
Impairment of goodwill charges	-	19,800	-	19,800
Total SG&A	2,487	22,742	10,803	33,834

Operating income (loss)	1,176	(19,529)	4,006	(20,611)

Interest expense and amortization of debt issuance costs	1,493	801	5,366	4,140
Loss on early extinguishment of debt	-	565	-	1,456
Other expense (income), net	(13)	(319)	(112)	(622)
Provision (benefit) for income taxes	-	-	-	-
Loss on asset disposal	53	357	122	550
Change in fair value of warrants	(192)	-	5,253	-
Total Other	1,341	1,404	10,629	5,524

Net loss	$(165)	$(20,933)	$(6,623)	$(26,135)

Weighted average common shares outstanding	21,923	21,486	21,731	20,213

Basic and diluted net loss per share:	$(0.01)	$(0.97)	$(0.30)	$(1.29)

Reconciliation of Adjusted EBITDA to Net Loss
(Unaudited)
($ millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss	$(0.2)	$(20.9)	$(6.6)	$(26.1)

Add:
Interest expense	1.5	1.4	5.4	4.1
Depreciation and amortization	0.5	0.7	1.9	2.1
Loss on early extinguishment of debt	-	-	-	1.5
Non-cash share-based compensation expense	-	-	0.1	1.6
Loss on asset disposal	0.1	0.3	0.1	0.6
Warrant liability, mark to market	(0.2)	-	5.2	-
Goodwill impairment	-	19.8	-	19.8
Adjusted EBITDA	$1.7	$1.3	$6.1	$3.6

Reconciliation of GAAP to Non-GAAP Net Loss and Per Share Earnings
(Unaudited)
($ millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
GAAP net loss	$(0.2)	$(20.9)	$(6.6)	$(26.1)
Goodwill impairment	-	19.8	-	19.8
Loss on early extinguishment of debt	-	0.6	-	1.5
Accelerated share- based compensation	-	-	-	1.5
Change in warrant valuation	0.2	-	5.2	-
Non-GAAP net loss	$0.0	$(0.5)	$(1.4)	$(3.3)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
GAAP earnings per basic and diluted share	$(0.01)	$(0.97)	$(0.30)	$(1.29)
Change in warrant value	0.01	0.00	0.24	0.00
Non-GAAP earnings per basic and diluted share	$0.00	$(0.97)	$(0.06)	$(1.29)

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